UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 30, 2007

AVISTA CORPORATION

(Exact name of registrant as specified in its charter)

Washington	1-3701	91-0462470
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1411 East Mission Avenue, Spokane, Washington	99202-2600
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 509-489-0500

Web site: http://www.avistacorp.com

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01	Entry into a Material Definitive Agreement.

In connection with the transaction described in Item 2.01, on June 30, 2007, Avista Energy, Inc. (Avista Energy), a subsidiary of Avista Capital, Inc. (Avista Capital) and an indirect subsidiary of Avista Corporation (Avista Corp.), and its affiliates entered into an Indemnification Agreement with Coral Energy Holding, L.P. (Coral Energy), a subsidiary of the Shell Group of Companies, and its affiliates. Under the Indemnification Agreement, Avista Energy and Coral Energy each agree to provide indemnification of the other and the other’s affiliates for certain events arising out of and matters described in the purchase and sale agreement entered into on April 16, 2007 and certain other transaction agreements. In general, such indemnification is not required unless and until a party’s claims exceed $150,000 and is limited to an aggregate amount of $30 million and a term of three years (except for agreements or transactions with terms longer than three years). These limitations do not apply to certain third party claims.

Avista Energy’s obligations under the Indemnification Agreement are guaranteed by Avista Capital pursuant to a Guaranty dated June 30, 2007. This Guaranty is limited to an aggregate amount of $30 million plus certain fees and expenses. Avista Capital has granted Coral Energy a security interest in 50 percent of Avista Capital’s common shares of Advantage IQ, Inc. as collateral for its Guaranty. The aggregate obligations secured by this security interest will in no event exceed $25 million. Avista Capital may substitute collateral, such as cash or letters of credit, in place of the security interest in Advantage IQ’s common shares. This security interest in Advantage IQ’s common shares will terminate in 18 months (December 31, 2008) except to the extent of claims actually made prior to expiration of the 18-month period. The Guaranty will terminate April 30, 2011 except with respect to claims made prior to termination.

1.02 Termination of a Material Definitive Agreement.

On June 30, 2007, Avista Energy and Avista Energy Canada, Ltd. (Avista Energy Canada), a wholly-owned subsidiary of Avista Energy, as co-borrowers, terminated a committed credit agreement with a group of banks in the aggregate amount of $145 million that had an expiration date of July 12, 2007. The credit agreement was terminated in connection with the closing of the sale of substantially all of the contracts and ongoing operations of Avista Energy and Avista Energy Canada as described at Item 2.01. There were not any early termination penalties incurred by Avista Energy or Avista Energy Canada.

Section 2 – Financial Information

Item 2.01	Completion of Acquisition or Disposition of Assets.

On June 30, 2007, Avista Energy and Avista Energy Canada completed the sale of substantially all of their contracts and ongoing operations to Coral Energy, as well as certain other subsidiaries of Coral Energy, pursuant to the April 16, 2007 Purchase and Sale Agreement, which was filed as an Exhibit 10.1 to Avista Corp.’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, and certain ancillary agreements identified in the Purchase and Sale Agreement. As provided for in the Purchase and Sale Agreement, Avista Energy sold substantially all of its contracts and ongoing operations to Coral Energy and Avista Energy Canada sold substantially all of its contracts and ongoing operations to Coral Energy Canada Inc., a subsidiary of Coral Energy.

As consideration for the assets acquired (net of liabilities assumed), the purchase price paid by Coral Energy is being calculated on the closing date as the sum of the following (subject to certain adjustments):

•	the net trade book value of contracts acquired,

•	the market value of the natural gas inventory, and

•	the net book value of the tangible fixed assets acquired.

Proceeds from the transaction include cash consideration for the net assets acquired by Coral Energy and the anticipated liquidation of the remaining net current assets of Avista Energy not sold to Coral Energy (primarily receivables, restricted cash and deposits with counterparties the majority of which will be liquidated within 60 days). On July 2, 2007, Avista Energy received $34.4 million from Coral Energy based on the value of the net assets sold as of May 31, 2007. This amount will be adjusted and settlement made sometime in the third quarter of 2007 based on the determination of final market values and other closing adjustments as of June 30, 2007. In addition to the cash proceeds received from Coral Energy, Avista Energy has liquidated approximately $95 million of net current assets through July 5, 2007. Over time, Avista Corp. plans to redeploy into its regulated utility operations the majority of the estimated $175 million of total proceeds either received from Coral Energy or realized from the liquidation of the remaining net current assets of Avista Energy. Certain assets of Avista Energy with a net book value of approximately $25 million will not be liquidated within 60 days. These primarily include natural gas storage and deferred tax assets.

Due to the complexities of determining the final market value of certain contracts, the termination of hedging contracts, foreign currency translation and certain other closing adjustments, the amount of the net loss on the transaction can not be determined at this time. However, Avista Corp. expects the after-tax net loss on the transaction to be less than $5 million. The estimated net loss on the transaction has increased from March 31, 2007 primarily due to a decrease in the market value of natural gas inventory and changes in the value of certain hedging contracts.

Assets and liabilities excluded from the sale and retained or liquidated by Avista Energy include:

•	cash,

•	certain agreements related to a power generation facility located in Idaho for periods after December 31, 2009,

•	storage rights at a natural gas facility located in Washington for periods after April 30, 2011,

•	accounts receivable,

•	certain software, hardware, licenses and permits,

•	accounts payable,

•	tax obligations,

•	cash deposits with and from counterparties,

•	litigation matters (including matters related to western energy markets), and

•	certain employment agreements and employee related obligations.

Section 9 – Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits.

(b)	Pro Forma Financial Information

The Unaudited Pro Forma Condensed Consolidated Statements of Income of Avista Corp. for the year ended December 31, 2006 and the three months ended March 31, 2007 and the Unaudited Pro Forma Condensed Consolidated Balance Sheet of Avista Corp. as of March 31, 2007 are attached hereto as exhibit 99.1 and are incorporated herein by reference.

(d)	Exhibits

10.1	Purchase and Sale Agreement by and among Avista Energy, Inc. and Avista Energy Canada, Ltd. as Sellers and Coral Energy Holding, L.P., Coral Energy Resources, L.P., Coral Power, L.L.C. and Coral Energy Canada Inc. as Purchasers dated as of April 16, 2007 (incorporated by reference to Exhibit 10.1 to Avista Corp.’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007 filed on May 4, 2007).

99.1	Unaudited Pro Forma Financial Information.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AVISTA CORPORATION
(Registrant)

Date:	July 6, 2007	/s/ Marian M. Durkin
Marian M. Durkin
Senior Vice President, General Counsel
and Chief Compliance Officer